Exhibit 23.2
Consent of Independent Registered Public Accounting Firm
We hereby consent to the incorporation by reference in the Registration Statement on Form S-1 and in the Registration Statement on Form S-8 of Canyon Resources Corporation of our report dated March 19, 2004, except for Note 17(a), as to which the date is May 27, 2004 and Note 17(b) as to which the date is October 25, 2004, relating to the consolidated financial statements, which appears in Canyon Resources Corporation’s Annual Report on Form 10-K/A, Amendment No. 2 for the year ended December 31, 2003. We also consent to the reference to us under the heading, “Experts” in such Registration Statement Form S-1.

/s/ PricewaterhouseCoopers LLP

Denver, Colorado
July 13, 2006